Exhibit 99.5

PURCHASE AGREEMENT
PURCHASE AGREEMENT, dated as of February 16, 2021, by and among (i) Arch Reinsurance Ltd. (“Seller”) and (ii) WP Windstar Investments Ltd (“Buyer”).
WITNESSETH

Reference is made to (w) the Agreement and Plan of Merger, dated as of October 9, 2020, by and among Arch Capital Group Ltd., Greysbridge Ltd., and Watford Holdings Ltd., a Bermuda exempted company (the “Issuer”), as amended by Amendment No. 1 dated as of November 2, 2020, and as assigned on November 2, 2020 by Parent to Greysbridge Holdings Ltd. (“NewCo”) (as further amended or modified from time to time, the “Merger Agreement”), (x) the Voting and Support Agreement, dated as of October 9, 2020, by and among Seller, the Issuer and other parties thereto (the “Arch Voting and Support Agreement”), (y) the Interim Investors Agreement, dated as of November 2, 2020 by and among NewCo and the Investors named therein (the “Interim Investors Agreement”), and (z) the equity commitment letters dated as of November 2, 2020 by and between NewCo and each Investor (or between NewCo and certain funds affiliated with each such Investor) (the “Equity Commitment Letters”). Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Merger Agreement, the Interim Investors Agreement or the Equity Commitment Letters, as applicable.

WHEREAS, in connection with the transactions contemplated by the above-referenced agreements, Buyer wishes to buy from Seller and Seller wishes to sell to Buyer shares of common stock, $0.01 par value per share (“Common Shares”), of the Issuer.

WHEREAS, substantially concurrently with the Closing (as defined below), (i) Seller and the Issuer will enter into a waiver (the “Waiver”) with respect to certain provisions of the Arch Voting and Support Agreement, (ii) Buyer and the Issuer will enter into a voting and support agreement (the “Buyer Voting and Support Agreement”) on terms to be mutually agreed, (iii) the Interim Investors Agreement will be amended and restated, and (iv) each of the Equity Commitment Letters will be amended and restated.

NOW THEREFORE, in consideration of the premises and the mutual agreements, covenants and provisions contained herein, the parties hereto agree as follows:

1. Sale and Purchase. On the terms and subject to the conditions contained in this Agreement, at the Closing (as defined below), Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, 230,400 Common Shares (the “Purchased Securities”) at a price per Common Share equal to $34.66 (which was the closing price of the Common Shares on February 12, 2021, on the Nasdaq Global Select Market), for an aggregate purchase price equal to $7,985,664 (the “Purchase Price”).

2. Closing. The sale and purchase contemplated hereby shall be consummated on the date hereof, or at such other time and date on or prior to February 16, 2021, as the parties hereto shall agree (such time and date of payment and delivery being herein called the “Closing”). At the Closing, Buyer shall deliver to Seller the Purchase Price and settlement of the transfer of the Purchased Securities shall occur via book entry on the records of American Stock Transfer and Trust Company, LLC, in its capacity as transfer agent and registrar of the Common Shares.

3. Conditions to Obligations of the Parties.

(a)
(a) Buyer’s obligations to purchase the Purchased Securities shall be subject to (i) the accuracy of the representations and warranties of the Seller set forth in Section 4 of this Agreement on the date hereof and on the Closing, and (ii) receipt of the following: (A) a transfer of ownership form, in the form attached as Exhibit A, duly completed and executed by Seller and (B) the Waiver duly executed by the Issuer.

(b)
(b) Seller’s obligation to sell the Purchased Securities shall be subject to (i) the accuracy of the representations and warranties of the Buyer set forth in Section 5 of this Agreement on the date hereof and on the Closing, and (ii) receipt of the following: (A) a transfer of ownership form, in the form attached as Exhibit A, duly completed by Buyer, (B) the Waiver duly executed by the Issuer, (C) a fully executed copy of the Buyer Voting and Support Agreement, and (D) payment in full of the Purchase Price for the Purchased Securities by federal wire transfer of immediately available funds to the account of Seller specified in Exhibit B.

4. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

(a)	(a) Seller is duly organized and validly existing under the laws of the jurisdiction of its organization and has full power to enter into and perform its obligations under this Agreement.

(b)
(b) The execution and delivery of this Agreement by Seller, the performance by Seller of its covenants and agreements hereunder, and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and this Agreement constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, or other laws affecting generally the enforceability of creditors’ rights and by general principles of equity.

(c)
(c) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any agreement of Seller (other than the Arch Voting and Support Agreement in respect of which the Waiver has been obtained or will be obtained prior to the Closing), or any statute, ordinance, regulation, order, judgment, or degree of any court or governmental agency to which Seller is bound or subject.

(d)
(d) Seller is the sole record and beneficial owner of the Purchased Securities and, at the time of transfer of such Purchased Securities pursuant to Section 1, such Purchased Securities will be free and clear of any lien, encumbrance, option, charge, equity or restriction.

5. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

(a)	(a) Buyer is duly organized and validly existing under the laws of the jurisdiction of its organization and has full power to enter into and perform its obligations under this Agreement.

(b)
(b) The execution and delivery of this Agreement by Buyer, the performance by Buyer of its covenants and agreements hereunder, and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and this Agreement constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, or other laws affecting generally the enforceability of creditors’ rights and by general principles of equity.

(d)
(c) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any agreement of Buyer, or any statute, ordinance, regulation, order, judgment, or decree of any court or governmental agency to which Buyer is bound or subject.

(e)	(d) Buyer has cash on hand, access to credit facilities with undrawn availability or access to other sources of liquidity that, collectively, are greater than or equal to the Purchase Price.

(f)
(e) Buyer is an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act (“Institutional Accredited Investor”) and is acquiring the Purchased Securities for its own account or for the account of an Institutional Accredited Investor as to which Buyer exercises sole investment discretion, and not with a view to any resale, distribution or other disposition of the Purchased Securities in violation of the United States securities laws or any applicable state securities laws. Buyer will not resell, transfer, assign or distribute the Purchased Securities except in compliance with (i) the requirements of the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws, or pursuant to an available exemption therefrom, (ii) the Buyer Voting and Support Agreement and (iii) this Agreement.

(g)
(f) Buyer has received and carefully reviewed the public filings of the Issuer with the Securities and Exchange Commission and other publicly available information regarding the Issuer. Prior to the execution of this Agreement, Buyer has been given access to and has had the opportunity to obtain such other information about the Issuer as it and its advisers deem necessary in connection with its decision to acquire the Purchased Securities. Buyer (i) is knowledgeable and experienced with respect to the financial, tax and business aspects of the ownership of the Purchased Securities and has evaluated the risks and merits of an investment in the Purchased Securities based exclusively on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it deemed necessary, (ii) can bear the economic risk of an investment in the Purchased Securities for an indefinite period of time, and can afford to suffer the complete loss thereof, and (iii) has made its own decision concerning its investment in the Purchased Securities without reliance on any representation or warranty of (other than the representations and warranties of Seller expressly set forth in Section 4), or advice from, Seller.

(h)
(g) Buyer acknowledges and understands that Seller and/or its affiliates may possess material nonpublic information regarding the Issuer not known to the Buyer that may impact the value of the Purchased Securities, including, without limitation, information received by employees of Seller and/or its affiliates in their capacities as directors, significant stockholders, affiliates and/or service providers of the Issuer. Buyer understands, based on its experience, the disadvantage to which Buyer is subject due to any disparity of information between Seller and Buyer. Notwithstanding the foregoing, Buyer has deemed it appropriate to enter into this Agreement and to acquire the Purchased Securities, and Buyer hereby irrevocably waives any claim that it might have based on any non-disclosure by Seller of any such material nonpublic information.

6. Waiver and Amendment. Any term or provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof, but only in a writing signed by such party. This agreement may be amended or supplemented at any time, but only by written agreement of Buyer and Seller.

7. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without prior written consent of the other party.

8. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, including its statutes of limitations, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. To the extent permitted by Law, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, and the U.S. District Court sitting in the State of Delaware (and appellate courts thereof) over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9. No Recourse. Notwithstanding any other provision of this Agreement to the contrary, neither Seller nor Buyer nor any person acting on Seller’s or Buyer’s behalf may assert any claim or cause of action against any affiliate, principal, stockholder, controlling person, officer, director, partner, agent, employee or other representative of the other party hereto in connection with, arising out of, or relating to this Agreement or the transactions contemplated hereby.

10. Headings. The section headings contained in this Agreement are for convenience only and are not a part of this Agreement.

11. Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

12. Notices. All notices or other communications hereunder shall be given by the means specified in Section 2.4.2 of the Interim Investors Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be duly executed as of the day and year first written above.

SELLER

ARCH REINSURANCE LTD.

By:  /s/ Jerome Halgan
Name:  Jerome Halgan
Title:      Chief Executive Officer, Arch Reinsurance Ltd.

BUYER

WP WINDSTAR INVESTMENTS LTD

By:  /s/ David Sreter
Name:  David Sreter
Title:      Director

[Signature Page to Purchase Agreement- WP Windstar]

Exhibit A

Transfer of Ownership Form

[See attached]